Exhibit (a)(21)

BLACKROCK BOND FUND, INC.

ARTICLES SUPPLEMENTARY

BLACKROCK BOND FUND, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: The Corporation is registered as an open-ended company under the Investment Company Act of 1940, as amended, with the authority to issue Four Billion Eight Hundred Million (4,800,000,000) shares of capital stock as follows:

Series and Classes	Number of Authorized Shares
BlackRock Total Return Fund
Investor A Common Stock	450,000,000
Investor A1 Common Stock	50,000,000
Investor C Common Stock	100,000,000
Institutional Common Stock	1,600,000,000
Class R Common Stock	250,000,000
Class K Common Stock	1,000,000,000
Service Common Stock	50,000,000
Total:	3,500,000,000

The remainder of the authorized capital stock of the Corporation, One Billion Three Hundred Million (1,300,000,000) shares, is not designated or classified as to any class or series. All shares of capital stock of the Corporation have a par value of Ten Cents ($0.10) per share and an aggregate par value of Four Hundred Eighty Million Dollars ($480,000,000).

SECOND: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 2-105(c) of the Maryland General Corporation Law and the Corporation’s charter, the Board of Directors hereby reclassifies (a) Three Hundred Million (300,000,000) authorized but unissued shares of the Corporation’s common stock as Investor A Common Stock of BlackRock Sustainable Total Return Fund, (b) Five Hundred Million (500,000,000) authorized but unissued shares of the Corporation’s common stock as Institutional Common Stock of BlackRock Sustainable Total Return Fund and (c) Five Hundred Million (500,000,000) authorized but unissued shares of the Corporation’s common stock as Class K Common Stock of BlackRock Sustainable Total Return Fund.

THIRD: After the reclassification of authorized shares of capital stock of the Corporation set forth herein, the Corporation will have the authority to issue Four Billion Eight Hundred Million (4,800,000,000) shares of capital stock as follows:

Series and Classes	Number of Authorized Shares
BlackRock Total Return Fund
Investor A Common Stock	450,000,000
Investor A1 Common Stock	50,000,000
Investor C Common Stock	100,000,000
Institutional Common Stock	1,600,000,000
Class R Common Stock	250,000,000
Class K Common Stock	1,000,000,000
Service Common Stock	50,000,000
BlackRock Sustainable Total Return Fund
Investor A Common Stock	300,000,000
Institutional Common Stock	500,000,000
Class K Common Stock	500,000,000
Total:	4,800,000,000

All shares of capital stock of the Corporation will have a par value of Ten Cents ($0.10) per share and an aggregate par value of Four Hundred Eighty Million Dollars ($480,000,000).

FOURTH: The Investor A Common Stock of BlackRock Sustainable Total Return Fund, Institutional Common Stock of BlackRock Sustainable Total Return Fund and Class K Common Stock of BlackRock Sustainable Total Return Fund shall represent the same interest in the Corporation and have identical preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as the other capital stock of the Corporation, except as otherwise set forth in the Corporation’s charter and further except that:

(a)

Expenses related to the account maintenance and distribution of the Investor A Common Stock of BlackRock Sustainable Total Return Fund shall be borne solely by such class and such class shall have exclusive voting rights with respect to matters relating to the expenses being borne solely by such class; and

(b)

Such account maintenance and distribution expenses borne solely by the Investor A Common Stock of BlackRock Sustainable Total Return Fund shall be appropriately reflected (in the manner determined by the Board of Directors of the Corporation) in the net asset value, dividends, distribution, and liquidation rights of the shares of such class.

FIFTH: These Articles Supplementary shall be effective as of the 15th day of October 2021.

[signatures on the next page]

IN WITNESS WHEREOF, BLACKROCK BOND FUND, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by the person named below who acknowledges that these Articles Supplementary are the act of the Corporation and that, as to all matters and facts required to be verified under oath and to the best of his knowledge, information, and belief under the penalties of perjury, the matters and facts set forth herein are true in all material respects, as of this 12th day of October 2021.

ATTEST:	BLACKROCK BOND FUND, INC.

/s/ Janey Ahn	By:	/s/ John M. Perlowski
Janey Ahn		John M. Perlowski
Secretary		President and Chief Executive Officer